ASSET PURCHASE AGREEMENT

by and among

LUBY’S, INC.,

FUDDRUCKERS, INC.,

MAGIC BRANDS, LLC,

ATLANTIC RESTAURANT VENTURES, INC.,

R. WES, INC.,

FUDDRUCKERS OF HOWARD COUNTY, LLC

and

FUDDRUCKERS OF WHITE MARSH, LLC

TABLE OF CONTENTS

Article I DEFINITIONS		2
1.1	Certain Definitions	2
1.2	Terms Defined Elsewhere in this Agreement	8
1.3	Other Definitional and Interpretive Matters	10
Article II PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES		11
2.1	Purchase and Sale of Assets	11
2.2	Excluded Assets	13
2.3	Assumption of Liabilities	14
2.4	Excluded Liabilities	15
2.5	Assignment of Contracts and Leases	16
2.6	Further Conveyances and Assumption	17
Article III CONSIDERATION		17
3.1	Purchase Price	17
3.2	Purchase Price Deposit	17
Article IV CLOSING AND TERMINATION		18
4.1	Closing Date	18
4.2	Deliveries by the Sellers	18
4.3	Deliveries by the Purchaser	18
4.4	Termination of Agreement	19
4.5	Procedure Upon Termination	20
4.6	Effect of Termination	20
Article V REPRESENTATIONS AND WARRANTIES OF THE SELLERS		20
5.1	Organization and Good Standing	20
5.2	Authorization of Agreement	21
5.3	Conflicts; Consents of Third Parties	21
5.4	Title to Purchased Assets	22
5.5	Taxes	22
5.6	Purchased Intellectual Property	22
5.7	Permits	22
5.8	Environmental Matters	23
5.9	Employee Benefits	24
5.10	Litigation	24
5.11	Material Contracts	24
5.12	Property	25
5.13	Financial Statements	25
5.14	Brokers	26
5.15	Employees	26
5.16	Related Party Transactions	27
5.17	Franchise Matters	27
5.18	Customer Programs	28
5.19	No Other Representations or Warranties; Schedules	28
Article VI REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		28

i

6.1	Organization and Good Standing	28
6.2	Authorization of Agreement	28
6.3	Conflicts; Consents of Third Parties	29
6.4	Brokers	29
6.5	Condition of the Purchased Assets	29
6.6	Communications	30
6.7	The Debtors' Privacy Policy	30
Article VII BANKRUPTCY COURT MATTERS		30
7.1	Competing Transaction	30
7.2	Submission to Bankruptcy Court	30
7.3	Sale Order	30
7.4	Lease Designation.	30
Article VIII COVENANTS		31
8.1	Access to Information	31
8.2	Conduct Pending the Closing	31
8.3	Consents; Liquor Licenses	31
8.4	Further Assurances	32
8.5	Preservation of Records	32
8.6	Publicity	32
8.7	Schedules and Exhibits	33
8.8	Payment of Taxes	33
8.9	Motions, Orders, etc	33
8.10	Recurring Charges	33
8.11	Adequate Assurance	34
8.12	Bulk Sales	34
Article IX EMPLOYEES AND EMPLOYEE BENEFITS		35
9.1	Transferred and Retained Employees	36
9.2	Employment Tax Reporting	38
Article X CONDITIONS TO CLOSING		38
10.1	Conditions Precedent to Obligations of the Purchaser	38
10.2	Conditions Precedent to Obligations of the Sellers	39
10.3	Conditions Precedent to Obligations of the Purchaser and the Sellers	39
10.4	Frustration of Closing Conditions	40
Article XI TAXES		40
11.1	Allocation of Taxes	40
11.2	Purchase Price Allocation	40
11.3	Tax Reporting	40
11.4	Cooperation and Audits	40
Article XII MISCELLANEOUS		41
12.1	No Survival of Representations and Warranties	41
12.2	Expenses	41
12.3	Injunctive Relief	41
12.4	Submission to Jurisdiction; Consent to Service of Process	41
12.5	Waiver of Right to Trial by Jury	42
12.6	Entire Agreement; Amendments and Waivers	42
12.7	Governing Law	42

-ii-

12.8	Notices	42
12.9	Severability	43
12.10	Assignment	44
12.11	Counterparts	44

-iii-

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into and dated as of June 23, 2010 (the “Effective Date”), by and among Luby’s, Inc., a Delaware corporation (the “Purchaser”), Fuddruckers, Inc., a Texas corporation (“Fuddruckers”), Magic Brands, LLC, a Delaware limited liability company (“Magic”, and together with Fuddruckers, collectively, the “Company”), Atlantic Restaurant Ventures, Inc., a Virginia corporation (“ARVI,” and together with each of Magic and Fuddruckers, the “Debtors”), R. Wes, Inc., a Texas corporation (“R. Wes”), Fuddruckers of Howard County, LLC, a Maryland limited liability company (“Howard County”), and Fuddruckers of White Marsh, LLC, a Maryland limited liability company (“White Marsh,” and together with R. Wes and Howard County, the “Non-Debtor Sellers,” and the Non-Debtor Sellers together with the Debtors, each a “Seller” and, collectively, the “Sellers”).

WITNESSETH:

WHEREAS, the Sellers are engaged in the business of (i) owning, managing and operating the chain of Seller-owned restaurants operating under the trade name “Fuddruckers” in the United States, (ii) franchising the right to operate Fuddruckers restaurants using the Fuddruckers “System”, and (iii) owning, managing and operating the chain of restaurants operating under the trade name “Koo Koo Roo” in the United States (the aforementioned Fuddruckers and Koo Koo Roo businesses are collectively referred to as the “Business”);

WHEREAS, on April 21, 2010, each of the Debtors filed a voluntary petition for relief (the “Bankruptcy Case”) under chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, on May 18, 2010, the Bankruptcy Court entered an Order (the “Bidding Procedures Order”) (I) Approving Bidding Procedures for the Sale of Assets Free and Clear of All Liens, Claims, Interests and Encumbrances pursuant to Section 363 of the Bankruptcy Code (the “Bidding Procedures”), (II) Approving Certain Bidding Protections, (III) Approving the Form and Manner of Notice of the Sale and Assumption and Assignment of Executory Contracts and Unexpired Leases and (IV) Scheduling an Auction and Sale Hearing;

WHEREAS, upon the terms and subject to the conditions set forth herein, the Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to the Purchaser, substantially all of the Sellers’ assets (other than the Excluded Assets (as defined below)) in exchange for the payment to the Sellers of the Purchase Price (as defined below) and the assumption by the Purchaser of certain of the Sellers’ liabilities and obligations;

WHEREAS, the Debtors believe, following consultation with their financial advisors and consideration of available alternatives, that, in light of the current circumstances, a sale of their assets is necessary to maximize value and is in the best interest of the Debtors and their creditors; and

WHEREAS, the transactions contemplated by this Agreement (the “Transactions”) are subject to the approval of the Bankruptcy Court and would be consummated only pursuant to a Sale Order (as defined below) to be entered by the Bankruptcy Court and applicable provisions of the Bankruptcy Code.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter contained, and intending to be bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1         Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1 or in other Sections of this Agreement, as identified in the chart in Section 1.2:

“Acquired Location” means each Location that is (i) Owned Real Property, or (ii) subject to an Assumed Lease other than a Location subject to an Assumed Lease and that is subleased to a Franchisee.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Asset Price” means (a) Sixty One Million Dollars ($61,000,000.00), or (b) in the event that the Purchaser elects to remove the Pepsi Contract from Schedule 2.1(b)(vii) such that the Pepsi Contract is not an Assumed Contract hereunder, Sixty Three Million Four Hundred and Fifty Thousand Dollars ($63,450,000.00).

“Assumed Executory Contracts” means all Assumed Contracts and Assumed Leases.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized by Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract(s)” means any contract, indenture, note, bond, lease, license, purchase or sale order, warranties, commitments, franchises, or other written or oral agreement, other than a Lease, in each case to which a Seller is a party and that is related or beneficial to the Business.

“Cure Costs” means monetary amounts that must be paid and nonmonetary obligations that otherwise must be satisfied, including pursuant to Sections 365(b)(1)(A) and (B) of the Bankruptcy Code, in connection with the assumption and/or assignment of the Assumed Executory Contracts, including any amounts payable in connection with the assumption and assignment of the Spirit Lease.

“Customer Programs” means all outstanding gift certificates and gift cards relating to the Business, and all customer loyalty and rewards programs offered with respect to the Business, including, without limitation, the “Fudds Club”.

“Debtor's DIP Lender” means Wells Fargo Capital Finance, Inc.

“Development Agreement” shall mean any master license agreement, master franchise agreement, multi-unit development agreement, or other agreement pursuant to which a Franchisee has the right to develop, and/or grant subfranchises or sublicenses to third parties to develop, multiple Fuddruckers or Fudds Express Restaurants in a specified territory, including, without limitation, the Development Agreements described in the current FDD.

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, regulatory filings, operating data and plans, technical documentation, Intellectual Property records, advertising, marketing and sales documentation (sales brochures, flyers, pamphlets, web pages, catalogues, etc.), franchise documentation, personnel files, training and other manuals, maintenance records and drawings, architectural plans and designs, Tax Returns, financial statements, supplier lists, title policies, surveys and deeds in the possession or control of a Seller and relating to the Purchased Assets whether in written or electronic form.

“Employee Benefit Plans” means each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination, change in control, retention or severance plan, agreement or arrangement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company, the Sellers or any of their ERISA Affiliates, or to which the Company, the Sellers or any of their ERISA Affiliates is a party for the benefit of any employee or former employee of the Company or any Subsidiary.

“Employees” means all individuals, as of the Effective Date, who are employed by any of the Sellers.

“Encumbrances” means any security interest, lien, collateral assignment, right of setoff, debt, obligation, liability, pledge, levy, charge, escrow, encumbrance, option, right of first refusal, transfer restriction, conditional sale contract, title retention contract, mortgage, lease, deed of trust, hypothecation, indenture, security agreement, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, or any other agreement, arrangement, contract, commitment, understanding or obligation of any kind whatsoever, whether written or oral.

“Environmental Laws” means all federal, state and local Laws relating to pollution or protection of human health, safety, or the environment from pollution, including, without limitation, laws relating to releases or threatened releases of Hazardous Substances into the environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that with the subject Person is:

(a)	a member of a controlled group of corporations within the meaning of Section 414(b) of the Code;

(b)	a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code;

(c)	a member of an affiliated service group within the meaning of Section 414(m) of the Code; or

(d)	a member of a group of organizations required to be aggregated under Section 414(o) of the Code.

“Excluded Contract” means any Contract that is not an Assumed Contract.

“Excluded Executory Agreement” means any Excluded Contract and/or Excluded Lease.

“Excluded Lease” means any Lease that is not an Assumed Lease.

“Excluded Location” means a Location that is not an Acquired Location.

“Excluded Matter” means: (i) any material change in the financial or stock markets in the United States; (ii) any material change that generally affects the industry in which the Sellers operate; (iii) any material change arising in connection with any natural disaster or calamity, acts of God, any national or international political or social conditions, including the declaration by the United States of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (iv) any change in applicable Laws or GAAP or the interpretation thereof; (v) any actions required by Law; (vi) any change resulting from the Transactions or the public announcement thereof; (vii) any change resulting from the commencement or continuation of the Bankruptcy Case; or (viii) any actions taken by the Sellers pursuant to (or as contemplated by) orders entered by the Bankruptcy Court in the Bankruptcy Case or otherwise with the Purchaser’s prior written consent.

“FDD” means the franchise disclosure document prepared in accordance with the FTC Rule (or its predecessor) or any applicable Franchise Law.

“Final Order” means an order of a court of competent jurisdiction as to which the time to file an appeal, a motion for rehearing or reconsideration or a petition for writ of certiorari has expired and no such appeal, motion or petition is pending.

“Franchise” means any relationship between any Seller and any other Person which constitutes a “franchise,” as that term is defined under (a) the FTC Rule, regardless of the jurisdiction in which the franchised business is located or operates; or (b) the Franchise Law applicable in the jurisdiction in which the franchised business is located or operates, if any.

“Franchise Agreement” means (a) any oral or written agreements pursuant to which any Seller grants or has granted any Franchise or the right or option (whether or not subject to certain qualifications or conditions) to acquire any Franchise, together with any guarantee or other material instrument or agreement relating thereto (for example, any lease or sublease); and (b) that certain Fuddruckers Trademark and Technology User Agreement dated as of November 19, 1997 by and between Fuddruckers, Inc. and Fuddruckers-EMA E.C., as amended. As used in this Agreement, Franchise Agreement includes Development Agreements.

“Franchise Law” means the FTC Rule, any other Law regulating the offer and/or sale of Franchises, business opportunities or seller-assisted marketing plans, and any Law that regulates the relationship of the parties to a Franchise Agreement in the area of transfer, termination or non-renewal of a Franchise Agreement.

“Franchisee” means a Person who is a party to a Franchise Agreement with any Seller.

“FTC Rule” means the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 C.F.R Section 436.1 et seq.

“Furniture and Equipment” means all furniture, fixtures, furnishings, equipment, machinery, computer hardware, tools and tooling, supplies, vehicles, leasehold improvements, and other tangible personal property owned or used by any of the Sellers in the conduct of the Business.

“GAAP” means generally accepted accounting principles in the United States, consistently applied throughout the specified period.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Substances” means any chemical, mixture, waste, substance, material, pollutant, or contaminant, including without limitation petroleum, asbestos and asbestos-containing materials, with respect to which liability or standards of conduct are imposed under any Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means all intellectual property arising from or in respect of the following: (i) all patents and applications therefor, (ii) all trademarks, service marks, trade names, service names, brand names, all trade dress rights, logos, Internet domain names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (iii) copyrights and registrations and applications therefor, (iv) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (v) all computer software, data and documentation, (vi) other proprietary rights relating to any of the foregoing subsections (i) through (v), including remedies against infringements thereof and rights of protection of interest therein under the Laws of all jurisdictions, and (vii) all rights to sue for and collect damages for past infringement of any of the foregoing subsections (i) through (vi).

“Inventory” shall mean all inventories, including raw materials, food and beverage (alcoholic and non-alcoholic) inventories, linens, tableware, glasses, smallwares, dishes, ingredients, finished product and administrative, cleaning and other supplies and materials.

“Knowledge of the Sellers” means the actual knowledge, after due inquiry, of those individuals listed on Schedule 1.1(k).

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule or regulation or common law requirement.

“Lease(s)” means all unexpired and previously unterminated leases, subleases, licenses or other agreements, in each case, pursuant to which the Sellers hold or use any Leased Real Property, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims, or any proceedings by or before a Governmental Body.

“Liability” means any debt, liability or obligation (whether direct or indirect, known or unknown, absolute or contingent, accrued or not accrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

“Locations” means all of the locations listed on Schedule 1.1(l).

“Material Adverse Effect” means a material adverse effect on or change in the Purchased Assets, taken as a whole, other than to the extent such effect or change results from or relates to an Excluded Matter; provided, however, that the act of filing a case under chapter 11 of the Bankruptcy Code by any Seller does not and shall not constitute a Material Adverse Effect.

“Minnesota Locations” means the two (2) locations listed on Schedule 1.1(m).

“Minnesota Leases” means the two (2) leases listed on Schedule 1.1(m).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Pepsi Contract” means that certain Fountain Beverage Sales Agreement between Pepsi-Cola Fountain Company, Inc. and Fuddruckers International, LLC, on behalf of itself and its various direct and indirect subsidiaries, including, without limitation, Fuddruckers.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body, including, without limitation, liquor licenses.

“Permitted Exceptions” means, with respect to any of the property or assets of the Sellers, whether owned as of the Effective Date or thereafter, (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances of record of such property or asset and which either (x) are listed on Schedule B to the title policies listed on Schedule 1.1(p), (y) would not individually (or in the aggregate with others) be reasonably expected to have a Material Adverse Effect on the use or enjoyment of such asset, or (z) a title insurer has agreed to affirmatively insure against loss caused thereby in the applicable title policy by way of ALTA coverage or other affirmative coverage (except that the Sellers shall be obligated to remove mortgages, deeds of trust and other Encumbrances of a definite and ascertainable amount (other than those assumed by the Purchaser as set forth in this Agreement)); (ii) any statutory liens arising after the Closing for Taxes, assessments or other governmental charges not yet due and payable; (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Body; and (iv) Encumbrances that constitute or arise from Assumed Liabilities.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Petition Date” means April 21, 2010, which is the date on which each of the Debtors filed their respective petitions for relief under Chapter 11 of the Bankruptcy Code.

“Register Cash” means, for each Acquired Location, cash in an amount equal to the amount set forth on Schedule 1.1(r).

“Sale Order” means an Order entered by the Bankruptcy Court in substantially the form annexed hereto as Exhibit A, which attached form is acceptable to the Purchaser.

“Specified Litigation Resolution” means the earliest to occur of (i) the entering into of any arrangements between the Purchaser and R.J. Management LLC (or its affiliates) with respect to the Minnesota Locations that would enable the Sellers/Debtors to deliver to the Purchaser (or its designee, which may in all events be R.J. Management LLC or its affiliates) possession and control of the Minnesota Locations free and clear of any legal, equitable and other interest of R.J. Management LLC and its affiliates (other than pursuant to any such arrangements) and to assign to the Purchaser (or its designee) the Minnesota Leases and any Furniture and Equipment owned by the Sellers and located at the Minnesota Locations free and clear of all Encumbrances, (ii) a settlement of the Specified Litigation with the written consent of the Purchaser, or (iii) the date a Final Order that would enable the Sellers/Debtors to deliver to the Purchaser (or its designee) possession and control of the Minnesota Locations free and clear of any legal, equitable and other interest of R.J. Management LLC and its affiliates and to assign to the Purchaser (or its designee) the Minnesota Leases and any Furniture and Equipment owned by the Sellers and located at the Minnesota Locations free and clear of all Encumbrances, is entered by such court and becomes effective; provided that in the event that one Minnesota Lease (but not the other) has been rejected in accordance with Section 8.13(c), “Specified Litigation Resolution” means the earliest to occur of any of the events described in clauses (i), (ii) or (iii) with respect to the remaining Minnesota Location.

“Spirit Lease” means the Master Lease between Fuddruckers and Spirit Master Funding, LLC, as amended, including as amended by the Sixth Amendment to Master Lease attached as Schedule 1.1(a). The Spirit Lease shall constitute one Lease for purposes of Section 2.1(b)(i).

“Subsidiary” means each of the Company’s direct and indirect subsidiaries, as listed on Schedule 5.1.

“Tax Authority” means any government, or agency, instrumentality or employee thereof, charged with the administration of any Law relating to Taxes.

“Taxes” means (i) all federal, state, local or foreign taxes, charges or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, (ii) any item described in clause (i) for which a taxpayer is liable as a transferee or successor, by reason of the regulations under Section 1502 of the Code, or by contract, indemnity or otherwise, and (iii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clause (i) or (ii).

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes (including any attachments thereto or amendments thereof).

“Trust Agent” means Goulston & Storrs - A Professional Corporation.

1.2         Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term	Section

Additional Excluded Lease	2.1(b)(i)
Agreement	Preamble
Allocation Statement	11.2
ARVI	Preamble
Assumed Contracts	2.1(b)(vii)
Assumed Leases	2.1(b)(i)
Assumed Liabilities	2.3
Audited Financial Statements	5.13
Bankruptcy Case	Recitals
Bankruptcy Code	Recitals

Bankruptcy Court	Recitals
Bidding Procedures	Recitals
Bidding Procedures Order	Recitals
Business	Recitals
Closing	4.1
Closing Date	4.1
Company	Preamble
Competing Transaction	7.1
Confidentiality Agreement	4.6
Debtors	Preamble
Deposit	3.2
DOJ	8.15(a)(ii)
Effective Date	Preamble
Employee List	5.15(a)
Equal Aggregate Compensation Level	9.1(a)
Estate Claims	2.2(j)
Excluded Assets	2.2
Excluded Entities	2.2(m)
Excluded Liabilities	2.4
Financial Statements	5.13
Franchisee Subtenant	2.5(f)
FTC	8.15(a)(ii)
Fuddruckers	Preamble
Howard County	Preamble
Interim Period	9.1(a)
IP License Agreements	5.6(b)
Leased Real Property	5.12(b)
Liquor License Approvals	8.3
Magic	Preamble
Material Contracts	5.11(a)
Non-Debtor Sellers	Preamble
Owned Real Property	5.12(a)
P&L Statements	5.13
Periodic Taxes	11.1
Pre-Resolution Rejection Notice	8.13(c)
Purchased Assets	2.1(b)
Purchased Intellectual Property	2.1(b)(x)
Purchase Price	3.1
Purchased Inventory	2.1(b)(iii)
Purchaser	Preamble
R. Wes	Preamble
Registered Intellectual Property	5.6(a)
Rejected Leases	2.5(c)
Retained Employees	9.1(a)
Salaried Non-Store Employees	9.1(a)
Seller or Sellers	Preamble

Specified Benefits	9.1(a)
Specified Litigation	8.13
Subleased Lease	2.5(f)
Subsidiary	Preamble
Termination Date	4.4(a)
Transactions	Recitals
Transferred Employees	9.1(a)
Unaudited Financial Statements	5.13
WARN Act	9.1(c)
White Marsh	Preamble

1.3         Other Definitional and Interpretive Matters.

(a)           Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference in this Agreement to $ means U.S. dollars.

Exhibits/Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b)           Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1         Purchase and Sale of Assets.

(a)          On the terms and subject to the conditions set forth in this Agreement and the Sale Order (and subject to Section 8.13 with respect to the Minnesota Leases), at the Closing, the Purchaser shall purchase, acquire and accept from the Sellers, and the Sellers shall sell, transfer, convey, assign and deliver to the Purchaser, all of the Sellers’ right, title and interest in, to and under the Purchased Assets, free and clear of all Encumbrances, other than the Permitted Exceptions and the Assumed Liabilities, to the maximum extent permitted by Section 363 of the Bankruptcy Code.

(b)          For all purposes of and under this Agreement, the term “Purchased Assets” means all of the properties, assets, and rights of the Sellers (other than the Excluded Assets) existing as of the Closing, real or personal, tangible or intangible, including but not limited to:

(i)            all Leases of the Sellers set forth in Schedule 2.1(b)(i) (the “Assumed Leases”), as such Schedule may be amended from time to time by the Purchaser, in its sole discretion, to remove up to twenty (20) Leases by delivering written notice to the Sellers at any time prior to the Closing Date (each of such Leases so removed is called an “Additional Excluded Lease”) (provided that the Purchaser shall not amend the Schedule to include any Rejected Leases), together with the Sellers’ interest in all security deposits related thereto and all permanent fixtures, improvements and appurtenances thereto and associated with such Assumed Leases;

(ii)           all Owned Real Property, together with the Sellers’ interest in all fixtures, improvements and appurtenances thereto and associated with such Owned Real Property;

(iii)          all Inventory as of the Closing Date, whether at the Acquired Locations or in transit to any Acquired Location (collectively, the “Purchased Inventory”);

(iv)          all accounts receivable, notes receivable and other receivables related to the Purchased Assets, except as specifically provided in Section 2.2(o);

(v)           intentionally omitted;

(vi)          all goodwill incident to the Business and goodwill of the Sellers associated with the Business or the Purchased Assets;

(vii)        all Contracts of the Sellers set forth on Schedule 2.1(b)(vii) or to be set forth thereon after the Effective Date (and until the Closing Date) at the sole option of the Purchaser (the “Assumed Contracts”), as such Schedule may be amended from time to time by the Purchaser, in its sole discretion, by providing written notice to the Sellers up to the Closing Date, in order to add or remove Contracts listed thereon (unless any such Contract has already expired, terminated or been rejected), together with the right to receive income in respect of such Assumed Contracts on or after the Closing Date, and any causes of action relating to past or present breaches of the Assumed Contracts;

(viii)        all of the Sellers’ prepaid charges and expenses paid in connection with or relating to any Purchased Asset;

(ix)          all Furniture and Equipment at any Acquired Location;

(x)           all rights in and to Intellectual Property owned or licensed by the Sellers, including, without limitation, all rights of the Sellers as franchisor under the Franchise Agreements with respect to the Fuddruckers “System”, and all rights of the Sellers to franchise operations manuals, franchise training manuals and the Sellers’ Uniform Franchise Offering Circular, and all rights of the Sellers in and to the names “Fuddruckers” and “Koo Koo Roo”, all, in each case, to the broadest extent the Sellers are permitted by Law to transfer such Intellectual Property (the “Purchased Intellectual Property”);

(xi)          All computers, software, automation systems, accounting systems, point-of-sale systems (restaurant and corporate level), websites and related systems, master disks of source codes, and other proprietary information owned or licensed, whether for general business usage (e.g., accounting, word processing, graphics, spreadsheet analysis, etc.), or specific, unique-to-the-business usage, and all computer operating, security or programming software, owned or licensed and used in the operation of the Business, including all developments and work-in-progress with regard to any of the foregoing, all, in each case, to the maximum extent assignable under the Bankruptcy Code and other applicable Law;

(xii)         all Documents that are used in, held for use in or intended to be used in, or that arise out of, the Business and operations of the Sellers, but excluding any Documents related to an Excluded Asset; provided, however, that, following the Closing, the Purchaser shall provide the Sellers copies, upon a Seller’s reasonable request and at the Sellers’ sole cost and expense, of any Documents that are Purchased Assets as described in this subclause;

(xiii)        all Permits used by the Sellers that relate to the Purchased Assets, to the maximum extent assignable under the Bankruptcy Code and other applicable Law;

(xiv)        all rights under insurance policies relating to claims arising prior to the Closing for losses related to any Purchased Assets, or in lieu of such rights, an amount equal to the proceeds paid pursuant to any such rights between the Effective Date and the Closing;

(xv)         any rights, claims or causes of action of the Sellers against third parties relating to the Purchased Assets or Assumed Liabilities (excluding, however, any Estate Claims, any claims with respect to the matters set forth in Section 2.2(o), and subject to Section 8.14(b) any claims raised in the Specified Litigation), arising out of events occurring prior to the Closing Date, including, for the avoidance of doubt, arising out of events occurring prior to the Petition Date;

(xvi)        any rights under or pursuant to any and all warranties, representations and guarantees, express, implied or otherwise, made by suppliers and contractors relating to goods sold, or services provided, to the Sellers, but not including the Sellers’ causes of action that are identified as Excluded Assets in Section 2.2; and

(xvii)       the Register Cash.

2.2         Excluded Assets.  Notwithstanding anything to the contrary contained herein, nothing herein shall be deemed to sell, transfer, assign or convey the Excluded Assets to the Purchaser, and the Sellers shall retain all right, title and interest to, in and under, and all obligations with respect to, the Excluded Assets.  For all purposes of and under this Agreement, the term “Excluded Assets” means:

(a)           all accounts receivable, notes receivable and other receivables related solely to the Excluded Assets;

(b)           all Excluded Locations and the Inventory, Furniture and Equipment located at any Excluded Location;

(c)           all Excluded Executory Agreements;

(d)           all of the Sellers’ prepaid charges and expenses paid in connection with or relating solely to any Excluded Asset;

(e)           all deposits (including security deposits for rent, electricity, telephone or otherwise) and holdbacks (including credit card holdback payments), in each case related solely to any Excluded Executory Agreement or any other Excluded Asset;

(f)            all personnel records of any Retained Employees and all Employee Benefit Plans;

(g)           all Permits that are not assignable, and all Permits used solely in respect of the Excluded Locations and not also used or held for use in respect of the Acquired Locations;

(h)           all documents relating to proposals to acquire the Business by Persons other than the Purchaser;

(i)            all claims, rights, interests and proceeds with respect to (i) Tax refunds, rebates, abatement or other recovery relating to the Sellers’ assets or the conduct of the Business for, or attributable to, the period prior to the Closing and (ii) Tax refunds, rebates, abatement or other recovery not relating to the Purchased Assets;

(j)           all rights, claims or causes of action of the Sellers (i) against third parties to the extent any such claim relates to an Excluded Asset or Excluded Liability, (ii) under Chapter 5 of the Bankruptcy Code, and (iii) against any current or former directors or officers of the Sellers, and all rights under insurance policies providing insurance to the Sellers’ respective directors and officers, and the proceeds thereof with respect to such claims or causes of action (collectively, the “Estate Claims”);

(k)          all Documents related primarily to any Excluded Asset; provided, that the Sellers shall provide copies of such Documents to the Purchaser upon request, at the Purchaser’s cost and expense;

(l)           all rights under insurance policies relating to claims for losses related to any Excluded Asset;

(m)         all shares of capital stock or other equity interest of any Seller, and of ARVI of Pikesville, Inc., a Maryland corporation, A.R.I.V. – Rockville, Inc., a Maryland corporation, and 8725 Metcalf II, Inc., a Kansas corporation (collectively, the "Excluded Entities"), or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interest of any Seller or any Excluded Entity;

(n)          all minute books, stock ledgers, corporate seals and stock certificates of the Sellers, and other books and records relating to the organization and existence of the Sellers as legal entities that the Sellers are required by Law to retain or that the Sellers determine are reasonably necessary to retain, including Tax Returns, financial statements and corporate or other entity filings, but excluding Documents that are Purchased Assets; provided, that the Sellers shall provide the Purchaser reasonable access, upon the Purchaser’s reasonable request and at the Purchaser’s sole cost and expense, to any books and records described in this subclause;

(o)          (i) all credit card accounts receivable, deposits and other holdbacks being held by credit card companies, in each case as of the Closing Date, in connection with credit cards accepted by the Sellers, and (ii) that certain receivable owing from R.J. Management LLC to one or more of the Sellers with respect to obligations under that certain Restaurant Management Agreement dated April 30, 2007;

(p)          all cash, cash equivalents, bank deposits or similar cash items of the Sellers other than the Register Cash;

(q)          all deposits, retainers or on account cash paid to the Sellers’ professionals and advisers (whether retained in the Bankruptcy Case or not); and

(r)           all rights of the Sellers under this Agreement.

2.3         Assumption of Liabilities.  On the terms and subject to the conditions and limitations set forth in this Agreement, at the Closing, the Purchaser shall assume, effective as of the Closing, and shall pay, perform and discharge in accordance with their respective terms, only the following Liabilities (without duplication) existing as of the Closing Date (collectively, the “Assumed Liabilities”):

(a)          all Liabilities of the Sellers arising, and to be performed, after the Closing Date under the Assumed Executory Contracts, but specifically excluding all obligations or liabilities of any kind whatsoever related to any matter, circumstance or default existing at or prior to the Closing;

(b)         all Liabilities arising, and to be performed, after the Closing Date with regard to the Purchased Assets, but specifically excluding all obligations or liabilities of any kind whatsoever related to any matter, circumstance or default existing at or prior to the Closing;

(c)          all Liabilities arising and to be performed after the Closing Date with regard to the employment by Purchaser of any of the Transferred Employees, but specifically excluding all obligations or liabilities of any kind whatsoever related to any matter, circumstance or default existing at or prior to the Closing;

(d)         all Liabilities set forth in Section 2.5(h); and

(e)          all Liabilities of the Sellers with respect to Customer Programs.

2.4         Excluded Liabilities.  Except for the Assumed Liabilities, the Purchaser shall not assume and shall be deemed not to have assumed any Liabilities of the Sellers or the Business of whatever nature, whether presently in existence or arising hereafter, known or unknown, disputed or undisputed, contingent or non-contingent, liquidated or unliquidated or otherwise, including, without limitation, any of the Liabilities set forth below (collectively, the “Excluded Liabilities”):

(a)          all Liabilities of the Sellers with respect to the Excluded Assets;

(b)         except as set forth in Sections 8.8, 8.10 and 11.1, all Liabilities of the Sellers for Taxes, including (i) any Taxes arising as a result of Sellers’ operation of the Business or ownership of the Purchased Assets prior to the Closing Date, (ii) any Taxes that will arise as a result of the consummation of the Transactions, and (iii) any deferred Taxes of any nature;

(c)          all Liabilities under any Excluded Executory Agreement or under any Assumed Executory Agreement which arises after the Closing Date but which is based on or relates to a breach of such Assumed Executory Agreement occurring prior to the Closing Date;

(d)          all Cure Costs related to the Assumed Executory Contracts (including, without limitation, unpaid Lease obligations for the month in which the Petition Date occurs);

(e)          all Liabilities to distribute to any of Sellers’ stockholders or otherwise apply all or any part of the Purchase Price, including any Tax withholding obligations of the Sellers in connection therewith;

(f)           all Liabilities under any employment, severance, retention, termination or other arrangement or agreement of the Sellers with any Employees;

(g)          all Liabilities under that certain Modified Key Employee Incentive Plan approved by the Bankruptcy Court on May 17, 2010;

(h)          all Liabilities arising on or before the Closing Date with regard to the employment by the Sellers of any Transferred Employees;

(i)           all Liabilities related to any Legal Proceeding existing as of or occurring prior to the Closing Date or other events, conduct or conditions existing as of or occurring prior to the Closing Date that constitute a violation or non-compliance with any Law, any judgment, decree or order of any Governmental Body, or any Permit; and

(j)           all Liabilities of the Sellers arising under or related to this Agreement.

2.5         Assignment of Contracts and Leases.

(a)          On the Closing Date, the Debtors shall, pursuant to the Sale Order, assume and assign to the Purchaser the Assumed Executory Contracts.

(b)          From the Effective Date through and including the Closing Date, the Debtors shall (i) not reject any Assumed Executory Contract unless otherwise agreed to, in writing, by the Purchaser, and (ii) with respect to any Assumed Lease whose renewal option notice period expires during such period, renew or otherwise extend such Assumed Lease to the extent permitted pursuant to such Assumed Lease.

(c)          The Debtors have filed a motion to reject those Leases set forth on Schedule 2.5(c) (the “Rejected Leases”).

(d)          The Debtors have served on all counterparties to Assumed Executory Contracts a notice specifically stating that the Debtors are or may be seeking to assume and assign the Assumed Executory Contracts and have notified such parties of the deadline for objecting to the proposed Cure Costs set forth in such notice.  In the event of an objection to the proposed Cure Costs by a counterparty, the Debtors shall attempt to resolve such objection (subject to approval by the Purchaser) or, at the Debtors’ sole cost and expense, shall litigate such objection under such procedures as the Bankruptcy Court shall approve and proscribe.  In the event that a dispute regarding the Cure Costs with respect to an Assumed Executory Contract has not been resolved as of the Closing Date, the parties shall nonetheless remain obligated to consummate the Transactions (subject to satisfaction of the conditions to Closing set forth in Article X).  Within one (1) Business Day after the date on which the Purchaser designates in writing a Minnesota Lease to be assumed and assigned or rejected in accordance with Section 8.13, the Debtors shall, at no additional cost or expense to the Purchaser, take all requisite actions (including, without limitation, actions required under section 365 of the Bankruptcy Code) to assume and assign or reject, as applicable, the subject Minnesota Lease to the Purchaser (or designee identified by the Purchaser) and the Debtors shall provide notice of such assumption and assignment or rejection by overnight courier to the applicable lessor.

(e)           On the later of (i) the Closing Date, or (ii) as soon as practicable following final determination by the Bankruptcy Court of any disputed Cure Costs in accordance with Section 2.5(d), the Debtors shall pay the Cure Costs to the counterparties to each such Assumed Executory Contract.

(f)           The Debtors are the tenant under those Leases identified on Schedule 2.5(f) (each, a “Subleased Lease”).  Pursuant to each Subleased Lease, the Debtors have subleased the applicable premises to a Franchisee (the “Franchisee Subtenant”).  To the extent requested by the Purchaser and agreed to by the Franchisee Subtenant, the Debtors agree to use their commercially reasonable efforts to obtain an order of the Bankruptcy Court approving the assumption and assignment of any Subleased Lease to the Franchisee Subtenant thereunder, in which event any such Subleased Lease shall not be an Assumed Lease hereunder.

(g)          From and after the Effective Date and until the Closing Date, the Purchaser and the Debtors will confer with one another with respect to the assumption and assignment of certain Leases, together with all associated Inventory, Furniture and Equipment, to a new Franchisee (together with signing a new Franchise Agreement with that Franchisee).  To the extent mutually agreed upon, the Debtors agree to use their commercially reasonable efforts to obtain an order of the Bankruptcy Court approving the assumption and assignment of any such Lease, Inventory, Furniture and Equipment to such new Franchisee, in which event any such Lease shall not be an Assumed Lease hereunder.  Each Lease so assumed and assigned pursuant to this Section 2.5(g) shall reduce the number of Leases which the Purchaser may remove from Schedule 2.1(b)(i) in accordance with Section 2.1(b)(i) by one.

(h)          If (i) the Purchaser provides written notice in accordance with Section 2.1(b)(i) of an Additional Excluded Lease, (ii) the Debtors provide notice to the applicable landlord of the rejection of such Additional Excluded Lease within twenty-four (24) hours of its receipt of notice from the Purchaser, and (iii) the timing of the rejection of such Additional Excluded Lease results in the Debtors’ incurring rent or other occupancy costs under such Additional Excluded Lease for the month immediately following the month during which the Closing occurs, then the Purchaser shall pay such rent or other amounts to the Debtors.

2.6         Further Conveyances and Assumption.  From time to time following the Closing, the Sellers and the Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure each of the Purchaser and the Sellers their respective rights, liabilities and obligations under this Agreement.

ARTICLE III

CONSIDERATION

3.1         Purchase Price.  The aggregate cash consideration for the Purchased Assets (the “Purchase Price”) shall be an amount equal to the sum of:  (a) the Asset Price, plus (b) the amount of the Register Cash, plus (c) the amount of all security deposits (as reflected in Schedule 5.12(d)) held by the landlords under and pursuant to the Assumed Leases as of the Closing, and plus or minus (d) the aggregate amount payable by the Purchaser or the Sellers in accordance with Sections 8.10 and 11.1.

3.2         Purchase Price Deposit.  On June 14, 2010, the Purchaser delivered to the Trust Agent cash equal to Four Million Three Hundred and Twenty Thousand Dollars ($4,320,000.00) (the “Deposit”), which Deposit shall be held in trust by the Trust Agent in an interest-bearing trust account and applied as follows:

(a)          if the Closing shall occur, the Trust Agent shall pay the Deposit (together with interest thereon) to the Sellers to be applied towards the payment of the Purchase Price;

(b)          if this Agreement is terminated by the Sellers pursuant to Section 4.4(f), the Trust Agent shall pay the Deposit (together with interest thereon) to the Sellers to be retained by the Sellers; and

(c)          if this Agreement is terminated other than by the Sellers pursuant to Section 4.4(f), the Trust Agent shall pay the Deposit (together with interest thereon) to the Purchaser.

3.3         Contingent Payment.  If the Specified Litigation Resolution occurs prior to the Purchaser delivering a Pre-Resolution Rejection Notice with respect to both of the Minnesota Leases, then not later than five days after the occurrence of the Specified Litigation Resolution and the Sellers providing written notice thereof to the Purchaser, the Purchaser shall pay to the Sellers an amount, in cash, equal to Two Hundred Thousand Dollars ($200,000.00).

ARTICLE IV

CLOSING AND TERMINATION

4.1         Closing Date.  Subject to the satisfaction of the conditions set forth in Sections 10.1, 10.2 and 10.3 hereof (or the waiver thereof by the party entitled to waive the applicable condition), the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II (the “Closing”) shall take place at the offices of Goulston & Storrs, P.C. in Boston (or at such other place as the parties may designate in writing) at 10:00 a.m. (Boston time) on July 26, 2010, unless another time or date, or both, are agreed to in writing by the parties hereto.  In the event that the Closing does not occur on July 26, 2010, because the conditions set forth in Sections 10.1, 10.2 and 10.3 hereof had not been satisfied (or waived by the party entitled to waive the applicable condition) on such date, then, provided that this Agreement has not been terminated in accordance with Section 4.4, the Closing shall take place at the offices of Goulston & Storrs, P.C. in Boston (or at such other place as the parties may designate in writing) at 10:00 a.m. (Boston time) on the first Business Day thereafter that the conditions set forth in Article X are satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto.  The date on which the Closing shall be held is referred to as the “Closing Date.”

4.2         Deliveries by the Sellers.  At the Closing, the Sellers shall deliver to the Purchaser:

(a)          as applicable, one or more duly executed bills of sale, and/or special warranty deeds subject only to the Permitted Exceptions, real estate transfer declarations, and all other documents, instruments or writings of conveyance and transfer, including, but not limited to all necessary transfer tax documents, notice to tenants, and such documents as may be reasonably required by the title company issuing the applicable owner’s title policy, in a form to be agreed upon by the parties hereto, as may be necessary to convey the Purchased Assets to the Purchaser, including without limitation one or more duly executed assignment and assumption agreements in a form to be agreed upon by the parties hereto with respect to each of the Assumed Leases and Assumed Contracts;

(b)          duly executed assignments of the U.S. trademark registrations and applications included in the Purchased Intellectual Property, in a form suitable for recording in the U.S. trademark office, and general assignments of all other Purchased Intellectual Property;

(c)          or otherwise put the Purchaser in possession and control of, all of the Purchased Assets of a tangible nature;

(d)          the officer’s certificate required to be delivered pursuant to Sections 10.1(a) and 10.1(b);

(e)          affidavits executed by each Seller that such Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code; and

(f)           a copy of the Sale Order.

4.3         Deliveries by the Purchaser.  At the Closing, the Purchaser shall deliver to the Sellers:

(a)          cash in the amount of the Purchase Price (including through providing instructions to the Trust Agent to deliver the Deposit, together with any interest thereon, to the Sellers);

(b)          one or more duly executed bills of sale, and/or deed of transfer, and all other documents, instruments or writings of conveyance and transfer, in a form to be agreed upon by the parties hereto, as may be necessary to convey the Purchased Assets to the Purchaser, and for the Purchaser to assume the Assumed Liabilities, including without limitation one or more duly executed assignment and assumption agreements in a form to be agreed upon by the parties hereto with respect to each of the Assumed Leases and Assumed Contracts; and

(c)          the officer’s certificate required to be delivered pursuant to Sections 10.2(a) and 10.2(b).

4.4         Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

(a)          by the Purchaser or the Sellers, if the Closing shall not have occurred by the close of business on July 26, 2010 (the “Termination Date”); provided, however, that if a request for additional information and documentary material (a so-called “Second Request”) is made with respect to any premerger notification pursuant to the HSR Act made in connection with the Transactions, then the Termination Date may be extended by either the Purchaser or the Sellers by providing written notice thereof to each other party hereto to such date as may be determined to accommodate the same, subject to the prior consent of the Debtor’s DIP Lender; provided, further, however, that if the Closing shall not have occurred on or before the Termination Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by the Purchaser or the Sellers, then the breaching party may not terminate this Agreement pursuant to this Section 4.4(a);

(b)           by mutual written consent of the Sellers and the Purchaser;

(c)           by the Purchaser, if any condition to the obligations of the Purchaser set forth in Section 10.1 or 10.3 shall have become incapable of fulfillment other than as a result of a breach by the Purchaser of any covenant or agreement contained in this Agreement, and such condition is not waived by the Purchaser;

(d)           by the Sellers, if any condition to the obligations of the Sellers set forth in Section 10.2 or 10.3 shall have become incapable of fulfillment other than as a result of a breach by the Sellers of any covenant or agreement contained in this Agreement, and such condition is not waived by the Sellers;

(e)           by the Purchaser, if there shall be a breach by the Sellers of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 10.1 or 10.3 and which breach has not been cured by the earlier of (i) seven (7) days after the giving of written notice by the Purchaser to the Sellers of such breach and (ii) the Termination Date;

(f)           by the Sellers, if there shall be a breach by the Purchaser of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Sections 10.2 or 10.3 and which breach has not been cured by the earlier of (i) seven (7) days after the giving of written notice by the Sellers to the Purchaser of such breach and (ii) the Termination Date; and

(g)           by the Sellers or the Purchaser if there shall be in effect a final non-appealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions, it being agreed that the parties hereto shall promptly appeal any adverse determination which is not non-appealable (and pursue such appeal with reasonable diligence).

4.5         Procedure Upon Termination.  In the event of termination pursuant to Section 4.4, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the Transactions shall be abandoned, without further action by the Purchaser or the Sellers.

4.6         Effect of Termination.  In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination; provided, however, that the provisions of Articles VII and XII hereof, and that certain Confidentiality Agreement dated June 4, 2010 (the “Confidentiality Agreement”), shall survive any such termination and shall be enforceable hereunder; provided further, however, that nothing in this Section 4.6 or elsewhere in this Agreement shall be deemed to release any party from liability for any breach of its obligations under this Agreement, except that if the Purchaser terminates this Agreement under Section 4.4(e) on the basis that the closing condition in Section 10.1 has failed to have been satisfied, then such termination shall be the Purchaser’s sole remedy, and neither the Sellers nor the Purchaser shall have any further liability or obligation with respect to the same.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby jointly and severally represents and warrants to the Purchaser that:

5.1         Organization and Good Standing.  Each Seller is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and in each jurisdiction where it is required by applicable Law to be qualified to do business except where the failure to be so qualified would not, individually or in the aggregate, be material to the ownership and operation of the Business, and subject to the limitations imposed on such Seller under the Bankruptcy Code, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.  Schedule 5.1 sets forth each Seller and the jurisdiction of its organization.  Each Seller has all requisite power and authority to conduct the Business as currently conducted and to own and use the assets and properties owned and used by it.  Except as set forth in Schedule 5.1, none of the Sellers directly or indirectly control or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture or other business association or entity.  None of the Non-Debtor Sellers has any assets other than liquor licenses and none has any Liabilities except as set forth on Schedule 5.3(b).

5.2         Authorization of Agreement.  Subject to such authorization as is required by the Bankruptcy Court, each Seller has the requisite power and authority to execute and deliver this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and to perform its respective obligations hereunder and thereunder.  The execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or limited liability company action on the part of each Seller.  This Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party has been duly and validly executed and delivered by each Seller and (assuming the due authorization, execution and delivery by the other parties hereto and receipt of such authorizations as is required by the Bankruptcy Court with respect to any Seller) this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party constitutes legal, valid and binding obligations of each Seller enforceable against such Seller in accordance with its respective terms, subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3         Conflicts; Consents of Third Parties.

(a)           The execution and delivery by each Seller of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party, the consummation of the transactions contemplated hereby and thereby, or compliance by such Seller with any of the provisions hereof and thereof do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws or comparable limited liability company organizational documents of such Seller; (ii) except to the extent not required if the Sale Order is entered and except as set forth on Schedule 5.3(a), any Contract, Lease or Permit to which such Seller is a party or by which any of the properties or assets of such Seller are bound, other than such conflicts, violations, defaults, terminations or cancellations that would not reasonably be expected to be material, individually or in the aggregate, to the ownership and operation of the Business or to the Acquired Location(s) impacted by the conflict, violation, default, termination or cancellation; (iii) except to the extent not required if the Sale Order is entered, any Order of any Governmental Body applicable to such Seller or any of the properties or assets of such Seller as of the Effective Date; or (iv) except to the extent not required if the Sale Order is entered, any applicable Law.

(b)           Except for the notification required under the HSR Act, except as set forth on Schedule 5.3(b) and except to the extent not required if the Sale Order is entered, no consent, waiver, approval, Order, or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Sellers in connection with the execution and delivery of this Agreement or any other agreement, document or instrument contemplated hereby or thereby to which it is a party, the compliance by the Sellers with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby, the assignment or conveyance of the Purchased Assets, or the taking by the Sellers of any other action contemplated hereby or thereby, except for (i) the entry of the Sale Order and receipt of such other authorizations as is required by the Bankruptcy Court, and (ii) such consents, waivers, approvals, Orders, authorizations, declarations, filings and notifications, the failure of which to obtain or make would not reasonably be expected to be material, individually or in the aggregate, to the ownership and operation of the Business or to the Acquired Location(s) impacted by such failure.

5.4         Title to Purchased Assets.  The Sellers own and have good and marketable title to, and, subject to entry of the Sale Order, have the right to transfer to the Purchaser, the Purchased Assets, free and clear of all Encumbrances, other than the Permitted Exceptions, those created by the Purchaser and those set forth on Schedule 5.4.  None of the Excluded Entities owns or has any rights to any assets used in the operation of the Business.

5.5         Taxes.  No power of attorney currently in force has been granted by the Sellers with respect to the Business that would be binding on the Purchaser with respect to taxable periods commencing on or after the Closing Date.  Other than those set forth on Schedule 5.5, there are no liens for Taxes on any of the Purchased Assets other than Permitted Exceptions.  None of the Sellers is a foreign person within the meaning of Section 1445(f)(3) of the Code.

5.6         Purchased Intellectual Property.

(a)           Schedule 5.6(a) lists each item of Intellectual Property owned by any Seller and used in connection with the Business as of the Effective Date and for which any Seller has received or applied for a registration, including, without limitation, any patent, patent application, copyright registration or application therefor, and trademark, trade name, service mark, domain name registration or application therefor (“Registered Intellectual Property”).  To the Knowledge of the Sellers, all of the Registered Intellectual Property is valid and enforceable.

(b)           The Sellers own all right, title and interest in and to, or have a valid and enforceable right or license to use pursuant to a written agreement set forth on Schedule 5.6(b) (collectively, the “IP License Agreements”), all material Intellectual Property used in or necessary for, and material to, the operation of the Business as currently conducted.

(c)           To the Knowledge of the Sellers, no Seller is currently infringing, misappropriating or otherwise violating, and the operation of the Business as currently conducted does not infringe, misappropriate or violate, any Intellectual Property of any Person, except for any infringement, misappropriation or violation not material to the Business.  Except as set forth on Schedule 5.6(c), to the Knowledge of the Sellers, no Person is currently infringing, misappropriating or violating any of the material Intellectual Property owned by any Seller.

(d)           Schedule 5.6(d) sets forth a complete and accurate list of all material licenses, sublicenses and other agreements, other than the Franchise Agreements, relating to the licensing of Intellectual Property by any Seller.

5.7         Permits.  Schedule 5.7 sets forth a list of all material Permits held by the Sellers as of the Effective Date.  Except as set forth on Schedule 5.7 and as may have resulted from the commencement of the Bankruptcy Case, all Permits are valid and in full force and effect and, to the Knowledge of the Sellers, none of the Sellers are in default under or in violation of any such Permit, except for such defaults or violations which would not reasonably be expected, individually or in the aggregate, to be material to the operation of the Business, as a whole, as currently conducted or material to the Acquired Location(s) impacted by the default or violation.

5.8         Environmental Matters.  Except as set forth on Schedule 5.8 and except as would be material to the ownership and operation of the Business, no Seller has received written, or to the Knowledge of the Sellers, oral, notice of any pending or, to the Knowledge of the Sellers, threatened claim or investigation by any Governmental Authority or any other Person concerning material potential liability of any Seller under Environmental Laws in connection with the ownership or operation of the Business, the Owned Real Property or the Leased Real Property.  To the Knowledge of the Sellers, there has not been a release of any Hazardous Substance at, upon, in, from or under (i) any of the Owned Real Property or Leased Real Property or (ii) at any location to or from which a Seller has transported or arranged for the transportation or disposal of Hazardous Substances, in each case, in quantities or under circumstances that would give rise to any material liability or require remediation, investigation or clean up pursuant to any Environmental Law.

5.9          Employee Benefits.

(a)         Schedule 5.9 sets forth a complete and correct list of all Employee Benefit Plans of the Sellers as of the Effective Date. Except as set forth on Schedule 5.9, each Employee Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, except where any failure to be so operated and administered would not, individually or in the aggregate, be expected to be material to the operation of the Business as currently conducted and except as may have resulted from the filing of the Bankruptcy Case. The Sellers have made available to Buyer true and complete copies of all material Employee Benefit Plans or a description of the benefits thereunder. Except as set forth on Schedule 5.9, each Employee Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and is the subject of a favorable Internal Revenue Service determination or opinion letter regarding such qualified status and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code. Except as set forth on Schedule 5.9, there are no pending, or to the Knowledge of the Sellers, threatened claims by or on behalf of any Employee Benefit Plan, or by any employee or beneficiary covered under any such Plan with respect to any such Employee Benefit Plan (other than routine claims for benefits). There are no material outstanding Liabilities of, or related to, any Employee Benefit Plan, other than Liabilities for benefits to be paid in the ordinary course to participants in such Employee Benefit Plan and their beneficiaries in accordance with the terms of such Employee Benefit Plan or as otherwise resulting from the Bankruptcy Case.

(b)           No Seller or ERISA Affiliate sponsors, maintains or otherwise contributes to or has any liability with respect to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) which is or was subject to Title IV of ERISA, including any “multi-employer plan” (as defined in Section 4001(a)(3) of ERISA), or subject to Section 412 of the Code.

(c)           All contributions and payments (including salary deferral contributions elected by employees) with respect to Employee Benefit Plans that are due and owing or required to be made by a Seller or an ERISA Affiliate with respect to periods ending on or before the Closing Date (including periods from the first day of the current plan year or policy year to the Closing Date) have been, or will be, made before the Closing Date in accordance with applicable law and the appropriate plan document, actuarial report, collective bargaining agreements or insurance contracts or arrangements or as otherwise required by ERISA or the Code.  With respect to each Employee Benefit Plan, there has not occurred, and no person or entity is contractually bound to enter into, any “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA.

(d)           No Employee Benefit Plan provides post-employment medical, health or dental coverage other than the continuation of coverage requirements of Part 6 of Title I of ERISA and Section 4980B of the Code and any regulations issued thereunder.

5.10        Litigation.  Except as set forth on Schedule 5.10, there are no Legal Proceedings pending or, to the Knowledge of the Sellers, threatened against any Seller before any Governmental Body, which, if adversely determined, would reasonably be expected to be, individually or in the aggregate, material to the operation of the Business as currently conducted.  Except as set forth on Schedule 5.10, there are no Orders outstanding against any Seller which would reasonably be expected to be, individually or in the aggregate, material to the operation of the Business as currently conducted.

5.11        Material Contracts.

(a)           Schedule 5.11(a) contains a list, as of the Effective Date, of all Contracts (the “Material Contracts”) pursuant to which any Seller has any rights or benefits or undertakes any obligations or liabilities with respect to the Business, that:

(i)           has a duration of one year or more and is not terminable without cause or penalty upon 90 days or less prior written notice by any party;

(ii)          requires or could reasonably be expected to require any party thereto to pay $100,000 or more in any 12 month period;

(iii)         contains any non-competition covenant or exclusivity arrangement binding against any Seller;

(iv)        involves any Contract (A) granting or obtaining any right to use any material Purchased Intellectual Property (including, without limitation, any Franchise Agreements) or (B) restricting the Sellers’ rights to the use of any Purchased Intellectual Property;

(v)         regards the employment, services, consulting, termination or severance from employment relating to or for the material benefit of any director, officer, employee, independent contractor or consultant of any Seller;

(vi)        constitutes joint venture, partnership and similar Contracts involving a sharing of profits or expenses;

(vii)       provides for the supply or distribution of products and that is material to the operation of the Business as currently conducted;

(viii)      is an IP License Agreement;

(ix)         any agreement for the disposition of any significant portion of the assets, properties or rights of any Seller or any agreement for the acquisition by any Seller of the assets, properties or rights of any other Person (other than purchases of items normally held out for sale by such Person in the ordinary course of business); or

(x)          any agreement (or group of related agreements) under which any Seller has assumed or guaranteed (or may assume or guarantee) any Liability of a third party, other than pursuant to a sublease with a Franchisee.

(b)           The Sellers have delivered to or made available to the Purchaser a complete and accurate copy of each Material Contract.  With respect to each Material Contract, except as set forth in Schedule 5.11(b):  (i) such Material Contract is legal, valid, binding and enforceable against the Seller and, to the Knowledge of the Sellers, each other party thereto, and is in full force and effect except as such enforceability may be subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); and (ii) except for breaches and defaults of the type referred to in Section 365(b)(2) of the Bankruptcy Code, none of the Sellers or, to the Knowledge of the Sellers, any of the counterparties to such Material Contract, are in material default under any of the terms of such Material Contract.

5.12        Property.

(a)           Schedule 5.12(a) lists all of the locations and parcels of real estate which are owned by any Seller (the “Owned Real Property”).  Each Seller listed on Schedule 5.12(a) as the owner of any Owned Real Property has good and marketable title to such Owned Real Property.

(b)           Schedule 5.12(b) lists all of the leasehold interests of any Seller under leases of real property (the “Leased Real Property”).  The Sellers have delivered or made available to the Purchaser a true and complete copy of each of the aforementioned Leases, as it has been amended, modified, restated or otherwise supplemented.

(c)           The base rents set forth on Schedule 5.12(c) accurately reflect in all material respects the base monthly rents being paid by the applicable Seller as tenant, and/or being collected by Seller as landlord, under the Assumed Leases as of the Effective Date.

(d)           Schedule 5.12(d) lists, as of the Effective Date, the amount of all security deposits held by the landlords under all Assumed Leases.

5.13        Financial Statements.  The Sellers have provided to the Purchaser a true and complete copy of: (i) the unaudited balance sheet, statement of income from operations and profit and loss statement as of and for the eight months ended February 21, 2010 (the "Unaudited Financial Statements"); (ii) the unaudited profit and loss statements at Location levels for the eight months ended February 21, 2010 (“P&L Statements”); and (iii) the audited consolidated financial statements as of and for the year ended June 28, 2009 (the “Audited Financial Statements” and together with the Unaudited Financial Statements and the P&L Statements, the “Financial Statements”).  The Financial Statements together with the footnotes thereto fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Sellers (as applicable) for the respective fiscal periods or as of the respective dates set forth therein in accordance with GAAP, except with respect to the Unaudited Financial Statements and the P&L Statements for the absence of footnotes and normal year end adjustments.

5.14        Brokers.  Except for the fees and expenses of FocalPoint Securities, LLC (for which the Sellers shall be solely responsible), and subject to approval of the Bankruptcy Court, the Sellers do not have any obligation to pay any fees, commissions or other similar compensation to any broker, finder, investment banker, financial advisor or other similar Person in connection with the Transactions.

5.15        Employees.

(a)            Schedule 5.15 is a true and complete list, as of the Effective Date, of all Employees and independent contractors of any Seller whose total annual compensation for the current fiscal year is expected to exceed $40,000 (the “Employee List”), setting forth for each such individual (i) his or her position (including whether an employee or independent contractor), (ii) his or her current salary or hourly wage, (iii) any raises or reductions to his or her salary or hourly wage received by him or her since January 1, 2009, (iv) a statement as to whether such person is compensated in whole or in part on a commission basis, and if so, a description of such commission arrangement, and (v) the amount of any bonuses, commissions or other compensation paid to him or her in respect of calendar year 2009 (whether paid in cash, securities or other property).  Except as indicated on the Employee List, no Employee or consultant on the Employee List has given or received notice terminating his or her employment with the Seller.

(b)           No Seller is a party to or otherwise bound by any collective bargaining agreement or relationship with a labor union or other labor organization.  No Seller is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand that it bargain with any labor union or labor organization.

5.16        Related Party Transactions.  Except as set forth on Schedule 5.16, no officer, director, direct or indirect owner, or Affiliate of any Seller (except for another Seller) owns any property or right, tangible or intangible, that is used in the Business.

5.17        Franchise Matters.

(a)           Schedule 5.17(a) sets forth the Franchisee of record for each Person who has a currently-effective Franchise Agreement.  Except as set forth on Schedule 5.17(a), each of the currently-effective Franchise Agreements is substantially similar to the form of Franchise Agreement incorporated into the current FDD, a copy of which form was made available to Purchaser.  Except as described in Schedule 5.17(a), no Seller has waived any material right or benefit of any Seller, or any material obligation of any Franchisee, under any Franchise Agreement.  Except as set forth on Schedule 5.17(a), there are no other material Contracts in effect between any Seller and any Franchisee (in its capacity as such) other than the Franchise Agreements.  No Seller nor any of its Affiliates has, since January 1, 2006 and until the Effective Date, (i) sold Franchises anywhere in the world except for the United States, Canada, and the Middle East, and (ii) offered Franchises anywhere in the world except for the United States, Canada, Mexico, the Middle East, Greece and the Dominican Republic.

(b)           Either the current FDD or Schedule 5.17(b) contains a summary of each Franchise-related Legal Proceeding or formal mediation proceeding which is pending or, to the Knowledge of the Sellers, threatened in writing, except where such Legal Proceeding, either individually or in the aggregate, is not, and would not reasonably be expected to be, material to the operation of the Business as currently conducted.

(c)           Except as set forth on Schedule 5.17(c), no Franchisee or other Person has any enforceable right of first refusal, option or other right or arrangement to sign any Franchise Agreement or acquire any Franchise other than Franchisees under currently-effective Development Agreements.  Except as set forth on Schedule 5.17(c), neither the Company nor any of its Subsidiaries has granted any protected territory or exclusive territory or is otherwise limited in its right to grant Franchises other than currently-effective Development Agreements and Franchise Agreements.

(d)           The Sellers have made available to the Purchaser an accurate and complete copy of each FDD that any Seller has used to offer or sell Franchises at any time since October 26, 2009.

5.18        Customer Programs.  Schedule 5.18 contains a summary of the Customer Programs under which any Seller has any Liability, together with the amount of such Liability as of March 31, 2010.

5.19        No Other Representations or Warranties; Schedules.  Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto): (a) none of the Sellers nor any other Person makes any other express or implied representation or warranty with respect to the Sellers, the Business, the Purchased Assets, the Assumed Liabilities or the Transactions, and (b) each Seller disclaims (i) any other representations or warranties, whether made by the Sellers, any Affiliate of the Sellers, or any of the Sellers’ or their Affiliates’ respective officers, directors, managers, employees, agents or representatives, and whether expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Purchased Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose) and (ii) all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Purchaser or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Purchaser by any director, manager, officer, employee, agent, consultant, or representative of the Sellers or any of its Affiliates).  Without limiting the foregoing, the Sellers expressly disclaim and make no representations or warranties to the Purchaser regarding the probable success or profitability of the Business.  The disclosure of any matter or item in any Schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would result in a Material Adverse Effect.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers that:

6.1          Organization and Good Standing.  The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.

6.2          Authorization of Agreement.  The Purchaser has the requisite power and authority to execute and deliver this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Purchaser.  This Agreement and each other agreement, document or instrument contemplated hereby or thereby to which the Purchaser is a party has been duly and validly executed and delivered by it and (assuming the due authorization, execution and delivery by the other parties hereto) this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party constitutes legal, valid and binding obligations of it enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3          Conflicts; Consents of Third Parties.

(a)           The execution and delivery by the Purchaser of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party, the consummation of the transactions contemplated hereby and thereby, or compliance by it with any of the provisions hereof or thereof do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) its certificate of incorporation or bylaws, (ii) any agreement, contract, indenture, note, bond, lease, license, approval, authorization, consent, or permit to which  it is a party or by which any of its properties or assets are bound, other than such conflicts, violations, defaults, terminations or cancellations that would not reasonably be expected to cause, individually or in the aggregate, a material adverse effect on the Purchaser or its ability to consummate the Transactions or perform its obligations under this Agreement; (iii) any Order of any Governmental Body applicable to it or any of its properties or assets as of the Effective Date; or (iv) any applicable Law.

(b)           Except for the notification required under the HSR Act, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required in connection with the execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which the Purchaser is a party, the compliance by it with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby, or its taking of any other action contemplated hereby or thereby, except for such consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, the failure of which to obtain or make, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser or its ability to consummate the Transactions or perform its obligations under this Agreement.

6.4          Brokers.  The Purchaser does not have any obligation to pay any fees, commissions or other similar compensation to any broker, finder, investment banker, financial advisor or other similar Person in connection with the Transactions.

6.5          Condition of the Purchased Assets.  Notwithstanding anything contained in this Agreement to the contrary, the Purchaser acknowledges and agrees that the Sellers are not making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Sellers in Article V (as modified by the Schedules hereto), and the Purchaser acknowledges and agrees that, except for the representations and warranties contained therein, the Purchased Assets are being transferred on a “where is” and, as to condition, “as is” basis.  The Purchaser acknowledges that it has conducted and will conduct its own due diligence and in making the determination to proceed with the Transaction, the Purchaser has relied and will be relying on the results of its own independent investigation.

6.6          Communications.  The Purchaser and its Affiliates and representatives may contact, or engage in any discussions or otherwise communicate with, any of the Business’s suppliers, franchisees and others with whom Sellers have material commercial dealings.  The Purchaser shall notify the Sellers in advance of any of the above-described discussions or communications.  Notwithstanding anything to the contrary in the Confidentiality Agreement, nothing in the Confidentiality Agreement shall prohibit any of the activities contemplated by and conducted in accordance with this Section 6.6.

6.7          The Debtors' Privacy Policy.  The Purchaser shall be bound by the privacy policy posted at www.fuddruckers.com on June 14, 2010 with respect to any personally identifiable information (as that term is defined in Section 101(41A) of the Bankruptcy Code) collected and maintained by the Debtors prior to the Closing.

ARTICLE VII

BANKRUPTCY COURT MATTERS

7.1          Court Approval.  This Agreement is subject to approval by the Bankruptcy Court.

7.2          Submission to Bankruptcy Court.  As soon as reasonably practicable after the date of the Auction (as defined in the Bidding Procedures), the Debtors shall file with the Bankruptcy Court a notice designating the Purchaser as the Successful Bidder (as defined in the Bidding Procedures) and attaching a copy of the Sale Order.  The Debtors and the Purchaser shall cooperate with each other in obtaining Bankruptcy Court approval of the Sale Order.

7.3          Sale Order.  The Purchaser agrees that it will promptly take such actions as are reasonably requested by the Debtors to assist in obtaining entry of the Sale Order and a finding of adequate assurance of future performance by the Purchaser, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by the Purchaser under this Agreement and demonstrating that the Purchaser is a “good faith” purchaser under section 363(m) of the Bankruptcy Code and that the Purchase Price was not controlled by an agreement in violation of Section 363(n) of the Bankruptcy Code.  In the event the entry of the Sale Order shall be appealed, the Debtors and the Purchaser shall use their respective reasonable efforts to defend such appeal.

ARTICLE VIII

COVENANTS

8.1          Access to Information.  The Sellers agree that, prior to the Closing Date, the Purchaser shall be entitled, through its officers, employees, consultants and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, business and operations of the Sellers and such examination of the books and records and financial and operating data of the Sellers, the Business, the Purchased Assets and the Assumed Liabilities, and access to the officers, key employees, accountants and other representatives of the Sellers, as it reasonably requests and to make extracts and copies of such books and records.  Any such investigation and examination shall be conducted upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law.  The Purchaser and its representatives shall cooperate with the Sellers and their representatives and shall use their reasonable efforts to minimize any disruption to the Business.  Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require the Sellers to disclose information subject to attorney-client privilege.

8.2          Conduct Pending the Closing.  Except (i) as required by applicable Law, (ii) as otherwise expressly contemplated by this Agreement, or (iii) with the prior written consent of the Purchaser, during the period from the date of this Agreement to and through the Closing Date, the Sellers shall, to the extent commercially reasonable, taking into account the filing of the Bankruptcy Case:

(A)	conduct their business only in the ordinary course;

(B)
after the Petition Date the Sellers shall not sell gift certificates and gift cards at any Seller-owned or -operated Acquired Location, provided that the Sellers may continue to operate the "Fudds Club" program consistent with past practice; and

(C)	use their commercially reasonable efforts to (y) preserve their present business operations, organization and goodwill, and (z) preserve their present relationships with suppliers and franchisees.

8.3          Consents; Liquor Licenses.  The Sellers shall use their commercially reasonable efforts, and the Purchaser shall cooperate with the Sellers, to obtain at the earliest practicable date those consents and approvals required to consummate the Transactions that are listed in Schedule 8.3; provided, however, that neither the Sellers nor the Purchaser shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested or to initiate any Legal Proceedings to obtain any such consent or approval; provided, further, that if requested by the Purchaser, the Sellers shall initiate such Legal Proceedings requested by the Purchaser to obtain such consents or approvals or an Order but only if the Purchaser pays to the Sellers, the Sellers’ good faith and reasonable estimate of any and all out of pocket expenses and costs (including reasonable attorneys fees) related thereto.  Without limiting the foregoing, and for clarity only, the Sellers shall have no responsibility to procure, and the Purchaser shall, at its own expense and risk, be responsible for procuring, any and all consents, authorizations, or approvals from, or make any and all registrations or filings with, any Governmental Body or other third party to the extent that any of the same are required with respect to any of the Sellers’ liquor licenses as a result of or on account of the Transactions (collectively, “Liquor License Approvals”) and the Purchaser having obtained any or all Liquor License Approvals is not a condition to the Purchaser’s obligations hereunder and any failure of the Purchaser to have obtained the same shall not excuse the Purchaser from full performance of its obligations under this Agreement.  The Sellers shall reasonably cooperate with the Purchaser in connection with the Purchaser’s efforts to obtain any Liquor License Approvals, including by entering into temporary management arrangements acceptable to the Sellers, all at the Purchaser’s sole expense.

8.4          Further Assurances.  Subject to the other provisions of this Agreement, each of the Purchaser and the Sellers shall use their commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the Transactions and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the Transactions.

8.5          Preservation of Records.  The Sellers or their successors and the Purchaser agree that each of them shall preserve and keep the records held by them or their Affiliates relating to the Purchased Assets for two years after the Closing Date (except as provided below) and shall make such records (as well as former employees of any Seller that are then employed by the Purchaser) available to the other as may be reasonably required by such party in connection with, among other things, the Sellers’ (or any subsequently appointed fiduciary of any Seller’s estate) administration of the Bankruptcy Case, the investigation and pursuit of Estate Claims, any insurance claims by, Legal Proceedings or Tax audits against or governmental investigations of the Sellers or the Purchaser or any of their Affiliates or in order to enable the Sellers or the Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby.  In the event the Sellers or the Purchaser wish to destroy such records before or within two years, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within such ninety (90) day period, to take possession of the records within one-hundred and eighty (180) days after the date of such notice.  Access pursuant to this Section 8.5 shall be afforded by the party in possession of such records, upon receipt of reasonable advance notice, during normal business hours and at the expense of the requesting party; provided, however, that (i) any review of such records shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of any party, (ii) no party shall be required to take any action that would constitute a waiver of the attorney-client privilege and (iii) no party shall be required to supply the other party with any information which such party is under a legal obligation not to supply.  The party exercising this right of access shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 8.5.

8.6          Publicity.  Before the Closing Date, none of the parties hereto shall issue any press release concerning this Agreement or the Transactions without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Purchaser or the Sellers, disclosure is otherwise required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement, provided that the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other party with respect to the text thereof.  Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, nothing in this Agreement or the Confidentiality Agreement shall prohibit the Purchaser from making any public disclosures (which may include the filing of this Agreement as an exhibit to a filing with the Securities and Exchange Commission) required, in the sole judgment of the Purchaser, by the securities laws or the rules and regulations of The New York Stock Exchange.

8.7          Schedules and Exhibits.  The Sellers may, at their option, include in the Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.

8.8          Payment of Taxes.  The Sellers shall be responsible for paying or otherwise discharging all of their Taxes for all periods (or portions thereof) ending on or prior to the Closing Date; provided that the Purchaser shall be responsible for paying, and shall indemnify the Sellers for, all conveyance, sales, use, excise, value, value added, registration, stamp, property, transfer, real property transfer, gains, recording registration and similar Taxes, together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto which become payable in connection with the Transactions (taking into account the provisions of Section 1146 of the Bankruptcy Code).

8.9          Motions, Orders, etc.  The Debtors shall promptly provide the Purchaser with the proposed final drafts of all documents, motions, orders, or pleadings that the Debtors propose to file with the Bankruptcy Court which relate to the approval of this Agreement, the Purchased Assets, the Assumed Contracts or Assumed Leases or the consummation of the Transactions, or any provision therein or herein, so as to provide the Purchaser and its counsel with a reasonable opportunity to review and comment on such documents, motions, orders, or pleadings prior to filing with the Bankruptcy Court, and insomuch as is consistent with the Debtors’ fiduciary duties, consider such comments in good faith.

8.10        Recurring Charges.

(a)           With respect to any regularly recurring rents, water, telephone, electricity or other utility charge which relates to the Purchased Assets and is imposed on a periodic basis and is payable for a period that includes (but does not end on) the Closing Date, the portion of such charge which relates to the portion of such period ending prior to the Closing Date shall be deemed to be the amount of such charge for such entire period multiplied by a fraction the numerator of which is the number of days in such period ending prior to the Closing Date and the denominator of which is the number of days in the entire such period.  The Sellers shall be responsible for the payment of the amount so deemed to relate to the portion of such period prior to Closing, and the Purchaser shall pay the amount so deemed to relate to the portion of such period as of and following Closing.

(b)           To the extent any year end adjustments due and payable under any Assumed Leases including, without limitation, common area maintenance (excluding common area maintenance under any Assumed Lease with respect to which the prior year’s reconciliation has already been reflected in the monthly common area maintenance charge), Taxes and insurance, are not known as of the Closing Date, the proration with respect thereto between the Sellers and the Purchaser shall be calculated based on the amounts paid with respect thereto for the prior year.  To the extent any other amounts described in Section 8.10(a) are not known as of the Closing Date, the proration with respect thereto between the Sellers and the Purchaser shall be calculated based on the amounts paid with respect thereto for the prior period.  There shall be no further proration between the Sellers and the Purchaser after the Closing Date based on the actual amounts payable.

(c)           Any amounts payable by the Sellers in accordance with this Sections 8.10 and 11.1 shall be paid and fully satisfied in accordance with Section 3.1.  The Purchaser shall pay to any applicable third party all amounts due and payable after the Closing with respect to the items to which the proration provisions of this Section 8.10 and Section 11.1 apply.

8.11        Adequate Assurance.  The Purchaser will timely provide such information to the Debtors, as the Debtors believe is reasonably necessary to provide “adequate assurance,” as that term is used in Section 365 of the Bankruptcy Code, with respect to the Assumed Leases and the Assumed Contracts.

8.12        Bulk Sales.  To the greatest extent permitted by applicable law, the Purchaser and the Sellers hereby waive compliance by the Purchaser and the Sellers with the terms of any bulk sales or similar laws in any applicable jurisdiction in respect of the Transactions.

8.13        Specified Litigation.

(a)           The parties hereby acknowledge that the Minnesota Locations are currently occupied and operated by R.J. Management LLC (or its affiliates) and are the subject of litigation which the Sellers are currently pursuing in order to, among other things, obtain a Final Order enabling the Sellers to deliver possession and control of the Minnesota Locations to the Purchaser free and clear of any claim or interest of R.J. Management LLC (or its affiliates) (not including any claims to collect the account receivable described in Section 2.2(o)(ii), the “Specified Litigation”).

(b)           After the Closing: (i) the Sellers will conduct the Specified Litigation in accordance with the reasonable instructions and direction of the Purchaser, and will cooperate with the Purchaser in connection with any Specified Litigation Resolution, all subject to the ethical duties and professional judgments of the legal advisors to the Sellers, (ii) the Purchaser shall cooperate with and otherwise assist the Sellers in the Specified Litigation, and incident to such cooperation, the Purchaser will make available any documents required or useful in connection with, and any employees of the Purchaser (including former employees of the Sellers) as may be required to serve as witnesses in, the Specified Litigation, and (iii) the Purchaser shall, subject to Section 8.13(c), reimburse the Sellers for (A) the reasonable attorneys’ fees and related litigation expenses incurred by the Sellers in connection with the Specified Litigation on or after the Closing Date, and (B) obligations incurred and/or paid by the Sellers under the Minnesota Leases after the Closing Date.

(c)           Notwithstanding anything to the contrary contained in this Agreement, the Purchaser may provide written notice to the Sellers at any time prior to the occurrence of the Specified Litigation Resolution designating one or both of the Minnesota Leases as rejected (the “Pre-Resolution Rejection Notice”) in which case the Purchaser shall not be responsible for reimbursing the Sellers under Section 8.13(b)(iii) or otherwise for costs and obligations incurred by the Sellers after the date of such rejection in connection with the rejected Minnesota Lease.

(d)           For clarity, the Minnesota Locations are Excluded Locations and the Minnesota Leases are Excluded Leases, provided that within five days after the occurrence of the Specified Litigation Resolution the Purchaser shall give written notice to the Sellers designating one or both of the Minnesota Leases as assumed and assigned to the Purchaser (or its designee) or as rejected.  In the event that no such notice is given, the Minnesota Leases shall not thereafter be eligible to become Assumed Leases and may be rejected by the Sellers.

(e)           In the event of the assignment and assumption of the Minnesota Leases to the Purchaser, each of the applicable Seller and the Purchaser shall execute and deliver to one another an assignment and assumption agreement with respect thereto, and the Sellers shall transfer title (through appropriate bills of sale) to the Purchaser of any Furniture and Equipment owned by the Sellers and located at the Minnesota Locations at such time without additional consideration (subject to Section 3.3).

(f)           At no time shall the Sellers become or be required to become the employer of any employees of the Minnesota Locations or to operate the Minnesota Locations.

(g)           The Sellers shall not be required to settle the Specified Litigation unless such settlement does not require (i) the payment of money by the Sellers (unless such payment is made by the Purchaser (it being agreed that the Purchaser shall be under no obligation to make any such payment)) or (ii) the settlement of the account receivable described in Section 2.2(o)(ii).

8.14        Fuddruckers Name.

(a)           Immediately, and in no event later than five days following the Closing, each of the Sellers shall, and shall cause each of their subsidiaries to, (i) change its legal name, as necessary, to a name that does not contain the words “Fuddruckers”, “Koo Koo Roo” or any other trade name or trade mark constituting part of the Purchased Intellectual Property, or any designation similar thereto or derivative thereof, (ii) cease to use any such names or marks on signage, advertising materials, unused stationery and other material and (c) cease to use any other Purchased Intellectual Property. Notwithstanding anything in this Agreement to the contrary, each of the Sellers agrees that the Purchaser, in addition to any other remedies available to it for any breach or threatened breach of this Section 8.14(a), shall be entitled to a preliminary injunction, temporary restraining order or other equivalent relief restraining the Sellers from any such breach or threatened breach.

(b)           Notwithstanding anything to the contrary in this Agreement, the Purchased Assets include all rights, claims or causes of action of the Sellers against R.J. Management LLC and its Affiliates relating to infringing, misappropriating or otherwise violating any Purchased Intellectual Property.

8.15        HSR Act.

(a)           The Sellers and the Purchaser shall following the date the Sale Order is entered by the Bankruptcy Court:

(i)           ensure that the filings required of them or any of their Affiliates under the HSR Act are made on or before July 2, 2010;

(ii)          comply at the earliest practicable date with any request for additional information or documentary material received by the Sellers, the Purchaser or any of their Affiliates from the United States Federal Trade Commission (the "FTC") or the Antitrust Division of the United States Department of Justice (the "DOJ") pursuant to the HSR Act;

(iii)         cooperate with each other in connection with any filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Transactions commenced by the FTC or DOJ; and

(iv)        advise the other parties promptly of any material communication received by such party from the FTC or DOJ regarding any of the Transactions.

(b)           Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Agreement shall be deemed to require (i) the Purchaser to divest or hold separate any assets or agree to limit its future activities, method or place of doing business, (ii) the Purchaser or any Seller to commence any litigation against any entity in order to facilitate the consummation of any of the Transactions or (iii) the Purchaser or any Seller to defend against any litigation brought by any the FTC, DOJ or other Governmental Body seeking to prevent the consummation of, or impose limitations on, any of the Transactions.

ARTICLE IX

EMPLOYEES AND EMPLOYEE BENEFITS

9.1          Transferred and Retained Employees.

(a)           The parties recognize that the continued employment of the personnel of the Sellers is significant to the business interests of both the Purchaser and the Sellers. As a result, the orderly transfer of employment relationships is important to both parties and the parties shall use their commercially reasonable efforts to accomplish the transition with as little disruption to the Business as possible. As of the Closing, the Purchaser shall offer employment to substantially all of the Sellers’ operating Employees associated with all Acquired Locations (other than the Minnesota Locations and the corporate offices in Austin Texas, and North Andover, Massachusetts), and the Purchaser may offer employment to any other Employee of the Sellers, in each case initially at the Equal Aggregate Compensation Level (each of the Employees that accepts such an offer and actually commences employment as of or after the Closing Date, the “Transferred Employees”, and all other Employees that have not been terminated by the Sellers prior to the Closing Date, the “Retained Employees”). The “Equal Aggregate Compensation Level” means that the applicable Transferred Employee’s level of base compensation and benefits, taken as a whole, will be substantially similar to the Employee as his/her current level of aggregate base compensation and Specified Benefits (defined below), taken as a whole, but excluding and without considering any Employee Benefit Plans that are not the Specified Benefits. “Specified Benefits” means, to the extent the Transferred Employee was a participant therein, (x) the 13 Employee Benefit Plans listed on Schedule 5.9 under the heading “Medical, surgical, hospitalization, life insurance and other “welfare” plans, funds or programs (within the meaning of Section 3(1) of ERISA)” and the 4 Employee Benefit Plans listed on Schedule 5.9 under the heading “Other employee benefit plans, funds, programs agreements or arrangements,” and (y) the Magic Brands, LLC 401(k) Plan. Nothing in this Agreement shall require the Purchaser to assume any Employee Benefit Plan or prevent the Purchaser from enacting other plans or benefits.

In this Agreement, the “Salaried Non-Store Employees” means those Transferred Employees who are primarily compensated on a salary, rather than an hourly or wage, basis and who do not spend at least eighty percent (80%) of their working time working at one restaurant.  The Purchaser shall either (a) employ each Salaried Non-Store Employee at the Equal Aggregate Compensation Level for a period of at least six (6) months after the Closing (the “Interim Period”), unless such Salaried Non-Store Employee quits employment or is terminated for cause; or (b) if the Purchaser terminates a Salaried Non-Store Employee’s employment during the Interim Period without cause, the Purchaser shall pay to that Salaried Non-Store Employee a severance payment in an amount equal to the unpaid salary that would have been payable to that Salaried Non-Store Employee during the remainder of the Interim Period.

The Purchaser intends to develop and implement one or more appropriate incentive compensation plans to align compensation with the Purchaser’s business objectives.

Notwithstanding the foregoing provisions, the Purchaser shall have no obligation to permit any Transferred Employee or Retained Employee to rollover or otherwise transfer such Employee’s account under any Employee Benefit Plan maintained by the Seller to any “employee benefit plan” (as defined in Section 3(3) of ERISA) that the Purchaser offers to the Transferred Employees or the Retained Employees.  To the extent that any of the Employees has or would have “COBRA” rights pursuant to Section 4980B of the Code or Part 6 of Title I of ERISA and any regulations issued thereunder as an “M&A qualified beneficiary” (as defined in such regulations), the Purchaser shall be solely responsible for providing such required COBRA coverage to such Employees (and to the spouse or any qualifying child of any such Employee) in accordance with Treasury Regulation Section 1.4980B-9.

Notwithstanding anything herein to the contrary, the Purchaser shall have no obligation to provide compensation or benefits with respect to Retained Employees.  Except as otherwise required by law, all employees will be employees-at-will.

(b)           For purposes of determining eligibility, vesting and the calculation of the amount of vacation, severance or other benefits under any “employee benefit plan” (as defined in Section 3(3) of ERISA) that the Purchaser offers to Transferred Employees, the Purchaser will credit each Transferred Employee with his or her months and years of service with the Sellers to the same extent as such Transferred Employee was entitled immediately prior to the Closing to credit for such service under any similar Employee Benefit Plan.

(c)           The Sellers and the Purchaser shall cooperate to comply with and take all actions necessary to minimize the obligations arising under the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable state or local Law requiring notice to employees in the event of a closing or layoff (the “WARN Act”) in connection with any (i) plant closing as defined in the WARN Act affecting any site of employment or one or more facilities or operating units within any site of employment of the Sellers; (ii) mass layoff as defined in the WARN Act affecting any site of employment of the Sellers; or (iii) similar action under the WARN Act requiring notice to employees in the event of an employment loss or layoff.  The Sellers shall send such notices under the WARN Act as the Purchaser may reasonably request or as may be reasonably required.

9.2          Employment Tax Reporting.  With respect to Transferred Employees, the Purchaser and the Sellers shall use the standard procedure set forth in Revenue Procedure 2004-53, 2004-34 I.R.B. 320, for purposes of employment tax reporting.

ARTICLE X

CONDITIONS TO CLOSING

10.1        Conditions Precedent to Obligations of the Purchaser.  The obligation of the Purchaser to consummate the Transactions is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by applicable Law):

(a)           the representations and warranties of the Sellers contained in this Agreement (i) that are not qualified by materiality or a Material Adverse Effect shall be true and correct in all respects on and as of the Closing Date, except to the extent expressly made as of an earlier date, in which case as of such earlier date, and except to the extent that the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects on and as of the Closing Date, except to the extent expressly made as of an earlier date, in which case as of such earlier date; and the Purchaser shall have received a certificate signed by authorized officers of the Sellers, dated the Closing Date, to the foregoing effect;

(b)           the Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them prior to the Closing Date, and the Purchaser shall have received a certificate signed by authorized officers of the Sellers, dated the Closing Date, to the forgoing effect; and

(c)           the Sellers shall have delivered, or caused to be delivered, to the Purchaser all of the items set forth in Section 4.2.

10.2        Conditions Precedent to Obligations of the Sellers.  The obligations of the Sellers to consummate the Transactions are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Sellers in whole or in part to the extent permitted by applicable Law):

(a)          The representations and warranties of the Purchaser contained in this Agreement (i) that are not qualified by materiality shall be true and correct in all respects on and as of the Closing Date, except to the extent expressly made as of an earlier date, in which case as of such earlier date, and except to the extent that the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser or its ability to consummate the Transactions and perform its obligations under this Agreement, and (ii) that are qualified by materiality shall be true and correct in all respects on and as of the Closing Date, except to the extent expressly made as of an earlier date, in which case as of such earlier date, and the Sellers shall have received a certificate signed by an authorized officer of the Purchaser, dated the Closing Date, to the foregoing effect;

(b)           the Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date, and the Sellers shall have received a certificate signed by an authorized officer of the Purchaser, dated the Closing Date, to the foregoing effect; and

(c)           the Purchaser shall have delivered to the Sellers all of the items set forth in Section 4.3.

10.3        Conditions Precedent to Obligations of the Purchaser and the Sellers.  The respective obligations of the Purchaser and the Sellers to consummate the Transactions are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser and the Sellers in whole or in part to the extent permitted by applicable Law):

(a)           there shall not be in effect any Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(b)           the Bidding Procedures Order shall not have been stayed, vacated, modified or supplemented in any material respect without the Purchaser’s prior written consent;

(c)           the Bankruptcy Court shall have entered the Sale Order in form and substance reasonably acceptable to the Debtors and the Purchaser;

(d)           the Sale Order shall have become a Final Order, unless the Purchaser, in its sole discretion, waives that requirement; and

(e)           if applicable, the waiting period applicable to the consummation of the Transactions under the HSR Act shall have expired or been earlier terminated.

10.4        Frustration of Closing Conditions.  No party may rely on the failure of any condition set forth in Sections 10.1, 10.2 or 10.3, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

ARTICLE XI

TAXES

11.1        Allocation of Taxes.  Except with respect to matters provided for in Section 8.10, all Taxes imposed on or with respect to the Purchased Assets on a periodic basis (including but not limited to real estate Taxes and assessments) (“Periodic Taxes”) relating to periods beginning on or before and ending after the Closing Date shall be allocated on a per diem basis to the Sellers and the Purchaser, respectively, in accordance with Section 164(d) of the Code.  All Periodic Taxes relating to periods ending on or before the Closing Date shall be allocated solely to the Sellers.  All Periodic Taxes relating to the periods beginning after the Closing Date shall be allocated solely to the Purchaser.  If the actual amounts to be prorated are not known as of the Closing Date, the prorations shall be made on the basis of Periodic Taxes assessed for the prior year.  Notwithstanding anything to the contrary set forth in this Section 11.1 but subject to the provisions of Section 8.8, Liabilities for any Taxes determined by reference to income, capital gains, gross income, gross receipts, sales, net profits, windfall profits or similar items or resulting from a transfer of assets incurred during a period beginning before and ending after the Closing Date shall be allocated solely to the Sellers if such item accrued during the period ending on and including the Closing Date.

11.2        Purchase Price Allocation.  The Sellers and the Purchaser shall allocate the Purchase Price among the Sellers and among the Purchased Assets of each Seller in accordance with a statement (the “Allocation Statement”) provided by the Purchaser to the Sellers as soon as practicable after the Closing.  The Purchase Price allocated to each Seller shall be comprised first of the Assumed Liabilities of each Seller and then such portion of each item comprising the Purchase Price as determined by the Purchaser.  The Allocation Statement shall be prepared in accordance with Section 1060 of the Code and in no event shall more than $15,000,000 of the Purchase Price be allocated to the assets of Magic.  Subject to the immediately preceding sentence, the Purchaser and the Sellers shall file all Tax Returns (including Form 8594) consistent with, and shall take no tax position inconsistent with the Allocation Statement.

11.3        Tax Reporting.  The Purchaser and the Sellers shall each be responsible for the preparation and filing of their own Tax Returns.

11.4        Cooperation and Audits.  Without expanding the obligations of the parties pursuant to Section 8.5, the Purchaser and the Sellers shall cooperate fully with each other regarding tax matters, and shall make available to the other as reasonably requested all information, records and documents relating to Taxes governed by this Agreement until the expiration of the applicable statute of limitations or extension thereof or the conclusion of all audits, appeals or litigation with respect to such Taxes.

ARTICLE XII

MISCELLANEOUS

12.1        No Survival of Representations and Warranties.  The parties hereto agree that the representations and warranties contained in this Agreement shall not survive the Closing hereunder and no Person shall have any liability for any breach thereof.  The parties hereto agree that the covenants contained in this Agreement to be performed at or after the Closing shall survive the Closing hereunder, and each party hereto shall be liable to the other after the Closing for any breach thereof.

12.2        Expenses.  Except as otherwise provided in this Agreement, each of the Sellers, on the one hand, and the Purchaser, on the other hand, shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transactions.  The Purchaser shall pay any fee payable to the FTC in connection with the pre-merger notification required by the HSR Act.

12.3        Injunctive Relief.  Damages at law may be an inadequate remedy for the breach of any of the covenants, promises or agreements contained in this Agreement, and, accordingly, any party hereto shall be entitled to injunctive relief with respect to any such breach, including without limitation specific performance of such covenants, promises or agreements or an order enjoining a party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement.  The rights set forth in this Section 12.3 shall be in addition to any other rights which a party hereto may have at law or in equity pursuant to this Agreement.

12.4        Submission to Jurisdiction; Consent to Service of Process.

(a)           Without limiting any party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transactions, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 12.8 hereof; provided, however, that if the Bankruptcy Case has closed, the parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the District of Delaware and any appellate court thereof, for the resolution of any such claim or dispute.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)           Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 12.8.

12.5        Waiver of Right to Trial by Jury.  Each party to this Agreement waives any right to trial by jury in any action, matter or proceeding regarding this Agreement or any provision hereof.

12.6        Entire Agreement; Amendments and Waivers.  This Agreement (including the Schedules and Exhibits hereto) collectively represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

12.7        Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed in such State.

12.8        Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand, (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Sellers, to:

c/o Magic Brands, LLC
5700 South MoPac Expressway
Building C, Suite 300
Austin, TX 78749
Attn: Peter Large
Fax: (800) 478-9236

with copies to:

Goulston & Storrs, P.C.
400 Atlantic Avenue
Boston, MA 02110-3333
Attn:  Kitt Sawitsky, Esq. and Janice S. Gross, Esq.
Fax:  (617) 574-4112

If to the Purchaser, to:

Luby's, Inc.
13111 Northwest Freeway, Suite 600
Houston, Texas  77040
Attn:  Peter Tropoli, General Counsel
Fax:  (713) 329-6819

With copies to:

Bracewell & Giuliani LLP
711 Louisiana Street, Suite 2300
Houston, Texas  77002
Attn:  William S. Anderson
Fax:  (713) 437-5370

and

Fuqua & Associates, P.C.
2777 Allen Parkway, Suite 480
Houston, TX  77019-2162
Attn:  Richard L. Fuqua
Fax:  (713) 960-1064

and

Morris, Nichols, Arsht & Tunnell LLP.
1201 N. Market Street, 18th Floor.
Wilmington, DE 19801
Attn: Gregory W. Werkheiser
Fax: (302) 425-4663

12.9        Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

12.10      Assignmen.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement.  No assignment of this Agreement or of any rights or obligations hereunder may be made by any Seller or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided that the Purchaser may assign some or all of its rights and obligations hereunder to one or more Affiliates formed by it prior to the Closing without the consent of any Seller.  No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.  Upon any such permitted assignment, the references in this Agreement to the Sellers or the Purchaser shall also apply to any such assignee unless the context otherwise requires.

12.11      Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

THE PURCHASER:

LUBY'S, INC.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above

THE SELLERS:

FUDDRUCKERS, INC.		R. WES, INC.

By:	/s/ Peter Large	By:	/s/ Michael Mason
	Name: Peter Large		Name: Michael Mason
	Title: President		Title: President

MAGIC BRANDS, LLC		FUDDRUCKERS OF HOWARD COUNTY, LLC

By: KCI, LLC, its sole Manager		By: Fuddruckers, Inc., its Managing Member

By:	/s/ Peter Large	By:	/s/ Peter Large
	Name: Peter Large		Name: Peter Large
	Title: Manager		Title: President

ATLANTIC RESTAURANT VENTURES, INC.		FUDDRUCKERS OF WHITE MARSH, LLC

By:	/s/ Peter Large	By: Fuddruckers, Inc., its Managing Member
Name: Peter Large
	Title: Director	By:	/s/ Peter Large
Name: Peter Large
Title: President